QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.23

Date: May 28, 2002

To:
Tower Semiconductor Ltd.
P.O. Box 619
Migdal Haemek 23105
Israel
Attention: Co-Chief Executive Officer

cc:
Yigal Arnon & Co.
One Azrieli Center
Tel-Aviv 67021
Israel
Attention: David H. Schapiro, Adv.

Re:
Amendment to Payment Schedule of Series A-3 and Series A-4 Additional Purchase Obligations

Dear Sirs,

        With regard to our obligation to exercise the Series A-3 and Series A-4 Additional Purchase Obligations, as provided for in our Fab 2 Share Purchase Agreement dated December 12, 2002, all capitalized terms as defined therein, we hereby agree that our agreements shall be amended as follows:

  1.
  QuickLogic Undertaking. We hereby confirm that in accordance with the terms set forth hereunder, we will advance the payment of the entire Series A-3 Additional Purchase Obligation by no later than May 31, 2002, without regard to whether the Series A-3 Mandatory Exercise Events occurs, and we will advance the payment of the entire Series A-4 Additional Purchase Obligation by no later than October 1, 2002, without regard to whether the Series A-4 Mandatory Exercise Events occurs.

  2.
  Tower Undertaking:

  a.
  In consideration of our undertaking to advance the Series A-3 Additional Purchase Obligation, by no later than May 31, 2002 without regard to whether the Series A-3 Mandatory Exercise Events occurs, (i) Tower will issue 357,166 shares fully-paid and non-assessable ordinary shares of Tower equivalent to sixty percent of the amount of the payment made in connection with the Series A-3 Additional Purchase Obligation, divided by $6.16, and (ii) our Pre-Paid Credit Account will be increased by the amount equivalent to forty percent of the amount of the payment made in connection with the Series A-3 Additional Purchase Obligation, which will be applicable against Fab 2 production purchases as soon as such production commences at Fab 2, provided that until July 1, 2005 such amounts added to the Pre-Paid Credit Account may be applied towards only 7.5% of Fab 2 wafer purchases made by us.

  b.
  In consideration of our undertaking to advance the Series A-4 Additional Purchase Obligation, by no later than October 1, 2002, without regard to whether the Series A-4 Mandatory Exercise Events occurs, (i) Tower will issue fully-paid and non-assessable ordinary shares of Tower equivalent to sixty percent of the amount of the payment made in connection with the Series A-4 Additional Purchase Obligation, divided by the average trading price for the ordinary shares during the 30 days preceding the date of actual payment, provided that such average trading price will not exceed $12.50, and (ii) the undersigned's Pre-Paid Credit Accounts will be increased by the amount equivalent to forty percent of the amount of the payment made in connection with the Series A-4 Additional Purchase Obligation, which will be applicable against Fab 2 production purchases as soon as such production commences at Fab 2, provided that until July 1, 2005 such amounts added to the Pre-Paid Credit Account may be applied towards only 7.5% of Fab 2 wafer purchases made by the undersigned.

  3.
  Entire Agreement. All other provisions of our Fab 2 Share Purchase Agreement shall remain substantially unchanged.

QuickLogic Corp.
By:	/s/ Arthur O. Whipple
Name:	Arthur O. Whipple
Title:	CFO
Date:	30 May 2002
Tower Semiconductor
By:	/s/ Yoav Nissan-Cohen
Name:	Yoav Nissan-Cohen
Title:	Co-CEO
Date:	30, May 2002

QuickLinks

  EXHIBIT 10.23